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DEL| Global                                                       Exhibit 99.02
   | Technologies
   | Corp.


                              FOR IMMEDIATE RELEASE

       DEL GLOBAL TECHNOLOGIES CONFIRMS ELECTION OF NEW BOARD OF DIRECTORS

VALHALLA, NY - June 03, 2003 -- Del Global Technologies Corp. (DGTC) ("Del Global" or "the Company") today announced that the independent Inspectors of Election have certified the election of Wallace Barnes, Gerald M. Czarnecki, Suzanne M. Hopgood, Edgar J. Smith, Jr. and David W. Wright as Directors following Del Global's Annual Meeting of Shareholders on May 29, 2003.


Ms. Hopgood and Messrs. Barnes, Czarnecki and Wright were nominees proposed by Steel Partners II, L.P. to Del Global's Board, and received the highest number of votes from the Company's Shareholders. Mr. Smith, who was previously appointed to the Board, received the next highest number of votes.

At the meeting shareholders did not approve the 2003 Equity Incentive Plan proposed by the Company, and ratified Deloitte & Touche LLP as Del Global's Independent Public Accountants.

Del Global's Board of Directors plans to meet within the next few days to, among other things, begin the orderly transition of responsibilities and determine the various committee memberships.

Samuel E. Park, President and Chief Executive Officer, said, "We will work closely with the new Board of Directors to advance our shared goals - continuing Del Global's turnaround, strengthening our industry position and enhancing shareholder value."

Speaking on behalf of all of the Steel nominees, Mr. Wright said, "We look forward to working with Mr. Smith and management to implement the things we told shareholders we would do if they elected us."

Del Global Technologies Corp. is primarily engaged in the design, manufacture and marketing of cost-effective medical imaging and diagnostic systems consisting of stationary and portable x-ray systems, radiographic/fluoroscopic systems, dental imaging systems and proprietary high-voltage power conversion subsystems for medical and other critical industrial applications. Industrial applications for which Del supplies power subsystems include airport explosives detection, analytical instrumentation, semiconductor capital equipment and energy exploration.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict including, but not limited to, the ability of the Company to implement its business plan, management changes, changing industry and competitive conditions, obtaining anticipated operating efficiencies, favorable determinations in various legal and regulatory matters and favorable general economic conditions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.

                     One Commerce Park, Valhalla, NY 10595
                       914-686-3600    www.delglobal.com

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Del Global Technologies                                                   Page 2
June 03, 2003
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CONTACT:                                                 INVESTOR RELATIONS:
Del Global Technologies Corp.                            The Equity Group Inc.
Samuel E. Park, President & Chief Executive Officer      Devin Sullivan  (212) 836-9608
Thomas V. Gilboy, Chief Financial Officer                Adam Prior      (212) 836-9606
(914) 686-3600
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